Exhibit 10.4
BOB EVANS FARMS, INC.
PERFORMANCE INCENTIVE PLAN
NOTICE OF ELIGIBILITY AND PARTICIPATION AGREEMENT

TO:	[Participant’s Name]

DATE:

RE:	Bob Evans Farms, Inc. Performance Incentive Plan (“PIP”)
You have been selected to participate in the PIP for the fiscal year ending ___, 200___ (“200___ Performance Period”). Your “Target Award” under the PIP is [___]% of the base salary you are paid during the 200___ Performance Period, although the actual amount of your “PIP Award” will be calculated under Section 1.00. If you satisfy the terms and conditions described in Sections 1.00 and 2.00, your PIP Award will be paid as described in those sections.
Any grants you receive will be made under the Bob Evans Farms, Inc. 2006 Equity and Cash Incentive Plan (“Equity Plan”).
1.00  Earning Your PIP Award
After the 200___ Performance Period ends, you may receive a PIP Award if [insert performance goals]. The PIP Award earned will be based on the following table (percentages for performance between the levels shown will be interpolated to the nearest one-hundredth of a percent):

% of Goal	Less than					120% or
Attained	80%	80%	90%	100%	110%	More
Your PIP Award	0% of your Target Award	50% of your Target Award	75% of your Target Award	100% of your Target Award	125% of your Target Award	150% of your Target Award

After the 200___ Performance Period ends and the value of your PIP Award has been calculated, you will receive:
[1] A cash award equal to 50% of your PIP Award; and
[2] “Whole Shares” of the Company’s common stock (“Shares”) under the Equity Plan. The number of Whole Shares you receive will equal [a] the value of 50% of your PIP Award, divided by [b] the “fair market value” (as defined in the Equity Plan) of a Share on the date the Whole Shares are granted (discounted to reflect vesting requirements) and [c] rounded up to the next whole Share.
You also will receive award agreements describing when your cash award will vest and any other terms and conditions affecting your cash award and the Whole Shares.
2.00  Termination of Employment
In addition to meeting the requirements described in Section 1.00, you normally will receive a PIP Award only if you are employed by the Company or any of its affiliates through the entire 200___ Performance Period and on the date the Company’s Compensation Committee (“Committee”) grants the cash award and Whole Shares for the 200___ Performance Period under the PIP. However, if, after the 200___ Performance Period but before the cash awards and Whole Shares for the 200___ Performance Period are granted, you die, become “disabled” (as determined by the Committee in its sole discretion) or “retire” (as defined in the Equity Plan) or if your employment ends for another reason that the Committee decides is not violative of the purpose of the PIP, you (or your beneficiary) will be paid cash (but not Whole Shares) equal to the value of the PIP Award that you earned during the 200     Performance Period.
3.00  Acceptance
By signing below, you [1] agree to be bound by the terms and conditions of the PIP and the Equity Plan, [2] acknowledge that you understand the terms of your award and the conditions that you must meet before you receive anything under the PIP or the Equity Plan and [3] without any consideration, agree to accept any changes needed to avoid penalties that might be imposed on you under Section 409A of the Internal Revenue Code.

Date	[Participant’s Name]
RECEIVED BY
Authorized Company Representative Print Name Date

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